UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) February 25, 2013


                             AMERICAS DIAMOND CORP.
             (Exact name of registrant as specified in its charter)

           Nevada                     000-54666                 27-1614533
(State or other jurisdiction         (Commission              (IRS Employer
      of incorporation)              File Number)         Identification Number)

2nd Floor, Berkeley Square House, Berkeley Square
            London, United Kingdom                                 W1J 6BD
    (Address of principal executive offices)                     (Zip Code)

      Registrant's telephone number, including area code +44 207 887 6189

                                       n/a
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))
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ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

Effective February 25, 2013, Americas Diamond Corp. ("we", "us", "our", "Americas Diamond", the "Company") entered into a Stock Purchase Agreement among SUDAM Diamonds Ltd. ("SUDAM") and Daniel Martinez, our president and director, pursuant to which our Company proposes to acquire 100% of the outstanding capital stock of SUDAM in consideration of the issuance of an aggregate of 1,221,695 shares of our common stock, in addition to the assumption of SUDAM's obligations pursuant to a Letter of Agreement dated January 16, 2013 (the "Kansai Agreement") with Kansai Mining Corporation ("Kansai"), a British Columbia (Canada) corporation. Subject to closing of the Stock Purchase Agreement SUDAM shall become a wholly owned subsidiary of Americas Diamond. Upon closing, 250,000 of the 1,221,695 common shares will be issued to Kansai, with the balance being issued to various creditors of SUDAM.

Pursuant to the Kansai Agreement, SUDAM holds an option to purchase from Kansai a 3-stage diamond recovery plant and related equipment located in Venezuela, as well as 100% interest in Compania Minera Adamantine CA ("CMA"), a Venezuelan company which presently holds two Venezuelan diamond concessions, Natal I and Natal II. The option to purchase the recovery plant and equipment may be exercised by making aggregate cash payments of $1,735,000 within a 24 month period beginning March 23, 2012 with interest accruing on the purchase price at 6% per annum. SUDAM holds title to the assets pending satisfaction of the purchase price, however ownership of the assets and any of our common shares issued to Kansai shall be forfeited to Kansai in full if any installment of the purchase price remains in arrears for over 30 days following a notice of default. Late payments shall accrue interest at 18% per annum. Approximately $350,000 of the purchase price has been satisfied by SUDAM to date.

The option purchase CMA from Kansai may be exercised by delivering to Kansai $13,000,000 payable in shares of our common stock valued at the lower of either $1 per share or, if a public market for our common shares develops, at the 5 days volume weighted average price. 50% of the purchase price shall be payable upon receipt of production permits for the Natal properties with the balance payable upon commencement of commercial production. The production milestones and corresponding payments must be completed by March 16, 2015. During the term of the option, we shall be responsible for the following cash commitments to Kansai and exploration expenditures in respect of the Natal properties:

     *    $60,000 per month for three months beginning as of January 23, 2013;
     *    $50,000 per month for two months thereafter;
     *    $230,000 in respect of equipment costs by March 16, 2013; and
     *    $750,000 in exploration expenditures during fiscal 2014 and 2015.

Kansai shall retain a 20% interest in any net proceeds derived from the sale of diamonds derived from the Natal properties prior to commercial production. Any payments of net proceeds to Kansai shall be deductible from the $1,735,000 option price payable for the plant and equipment purchase. Following commencement of commercial production, Kansai shall retain a 10% net profit interest in all revenues derived from the Natal properties, provided that SUDAM shall have the option to repurchase a 5% interest in consideration of $3,000,000 within 2 years of commercial production.

The Stock Purchase Agreement further contemplates that our company shall re-domicile to either the United Kingdom or to Canada within 28 days of closing the transaction, and will secure a funding facility of not less than $2,500,000 dedicated to the development of CMA and its business.

It is anticipated that closing of the Stock Purchase Agreement will occur by February 28, 2013 or at a later date to be mutually determined by the parties.

The description of the Stock Purchase Agreement contained in this Item 1.01 is a summary and is qualified in its entirety by reference to the copy of the Stock Purchase Agreement (which incorporates the Kansai Agreement) which is attached to this report as an exhibit and incorporated herein by reference.

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
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

10.1 Stock Purchase Agreement among SUDAM Diamonds Ltd., Daniel Martinez, and Americas Diamond Corp. dated February 11, 2013.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAS DIAMOND CORP.


/s/ Daniel Martinez
-----------------------------------
Daniel Martinez
President and Director
Date: February 28, 2013


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